                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Gart Sports Company of our report dated March 14, 2000, with respect to the consolidated balance sheets of Gart Sports Company and subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, stockholders' equity, and comprehensive income (loss) and cash flows for the 52 weeks ended January 29, 2000 and January 30, 1999, the 28 days ended January 31, 1998, and the 52 weeks ended January 3, 1998, which report appears in the January 29, 2000, annual report on Form 10-K of Gart Sports Company.


KPMG LLP


Denver, Colorado
April 18, 2000